EX-99.a.1.g.

Aberdeen Funds

Certificate of Establishment and

 Designation of Additional Series and Share Classes

The undersigned, Secretary of Aberdeen Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) does hereby certify that the following resolutions designating additional series and classes of shares of the Trust were duly adopted by the Board of Trustees of the Trust on June 7, 2011, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III thereof,

RESOLVED, that pursuant to Article III, Section 6 of the Declaration of Trust, the Trust shall add “Aberdeen U.S. Equity I Fund” and “Aberdeen U.S. Equity II Fund” as additional series of the Trust, each comprised of an unlimited number of Shares (each, a “New Fund” and, collectively, the “New Funds”); and it is further

RESOLVED, that a Share of each New Fund shall represent a proportionate interest in the respective New Fund and shall have equal rights with each other Share of the respective New Fund with respect to the assets of the Trust pertaining to the respective New Fund and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust; and it is further

RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, the initial classes of Shares of each New Fund be, and hereby are, established and designated as Class A, Class C, Class R, Institutional Class and Institutional Service Class (the “New Classes”) and an unlimited number of Shares are hereby classified and allocated to such classes of Shares of each New Fund; and it is further

RESOLVED, that a Share of each New Class of each New Fund shall represent a proportionate interest in and shall have equal rights with each other Share of such New Class of the respective New Fund with respect to the assets of the Trust pertaining to that New Fund and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.                                       The dividends and distributions of investment income and capital gains with respect to Shares of each New Fund or New Class shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to the classes of each New Fund from the dividends and distributions of investment income and capital gains with respect to the other series or classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of each New

Fund, as applicable, in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of each New Fund, as applicable, or to reflect differing allocations of the expenses of the Trust among its series or classes and any resultant difference among the net asset values per share of each series or classes, to such extent and for such purposes as the Board may deem appropriate.  The allocation of investment income, capital gains, expenses and liabilities of each New Fund among its classes shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.                                       Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of Shares of each New Fund shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Shares of each New Fund or New Class, as applicable, including, without limitation, the provisions of any Distribution Plan applicable to a class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of a class of Shares or otherwise) affect such class of Shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other series or class of the Trust or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of Shares of each New Fund or class; and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and Designation of Additional Series and Share Classes memorializing the establishment and creation of the New Funds and the New Classes in accordance with these resolutions.

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 14th day of July 2011.

Aberdeen Funds

/s/ Megan Kennedy
Megan Kennedy
Secretary